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Exhibit 99.1

News Release

Contact:	John B. Kelso, Director of Investor Relations (303) 298-8100

EVERGREEN RESOURCES, INC. COMPLETES $200 MILLION OFFERING OF SENIOR SUBORDINATED NOTES

        Denver, Colorado, March 11, 2004...EVERGREEN RESOURCES, INC. (NYSE: EVG) announced today that its private offering of $200 million principal amount of Senior Subordinated Notes due 2012 closed on March 10, 2004. The securities were priced at 99.213% of par with a coupon of 5.875%.

        Evergreen used the net proceeds of the offering to completely discharge outstanding indebtedness under its existing credit facility and will also use net proceeds to provide funding for future development expenditures and for general corporate purposes.

        This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

        The securities sold have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

        Evergreen Resources is an independent energy company engaged primarily in the operation, development, production, exploration and acquisition of North American unconventional natural gas properties. Evergreen is one of the leading developers of coal bed methane reserves in the United States. Evergreen's current operations are principally focused on developing and expanding its coal bed methane project located in the Raton Basin in southern Colorado. Evergreen has initiated new coal bed methane projects in the Cook Inlet-Susitna Basin in Alaska and the Forest City Basin in eastern Kansas and holds producing properties in the Piceance Basin in western Colorado, the Uintah Basin in eastern Utah and the Western Canadian Sedimentary Basin in south-central Alberta, Canada. Evergreen's common stock is traded on the New York Stock Exchange under the symbol "EVG."

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding, among other things, Evergreen's growth strategies; anticipated trends in Evergreen's business and its future results of operations; market conditions in the oil and gas industry; the ability of Evergreen to make and integrate acquisitions; and the impact of government regulations. These forward-looking statements are based largely on Evergreen's expectations and are subject to a number of risks and uncertainties, many of which are beyond Evergreen's control. Actual results could differ materially from those implied by these forward-looking statements as a result of, among other things, a decline in natural gas production, a decline in natural gas prices, incorrect estimations of required capital expenditures, increases in the cost of drilling, completion and gas collection, an increase in the cost of production and operations, an inability to meet projections, and/or changes in general economic conditions. In light of these and other risks and uncertainties of which Evergreen may be unaware or which Evergreen currently deems immaterial, there can be no assurance that actual results will be as projected in the forward-looking statements. These and other risks and uncertainties are described in more detail in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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EVERGREEN RESOURCES, INC. COMPLETES $200 MILLION OFFERING OF SENIOR SUBORDINATED NOTES